UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2017

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36323	68-0533693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Tower Place, Suite 300

South San Francisco, CA 94080

(Address of principal executive offices, including Zip Code)

7000 Shoreline Court, Suite 371

South San Francisco, CA 94080

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (650) 800-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01  Entry Into a Definitive Agreement.

On May 4, 2017, Achaogen, Inc. (the “Company”) entered into an agreement with the Bill & Melinda Gates Foundation (the “Gates Foundation”) to discover drug candidates against gram-negative pathogens intended to prevent neonatal sepsis (the “Grant Agreement”). Pursuant to the Grant Agreement, the Gates Foundation awarded the Company up to $10.5 million in grant funding over a three-year research term, of which approximately $3.2 million will be advanced to the Company within 15 days after signing (the “Advance Funds”).

Concurrently with the Grant Agreement, the Company entered a Common Stock Purchase Agreement (the “Purchase Agreement”) with the Gates Foundation, pursuant to which the Company sold 407,331 shares of its common stock (the “Shares”) on May 5, 2017 to the Gates Foundation at a purchase price per share equal to $24.55, for gross proceeds to the Company of $10.0 million (the “Gates Investment”).

In connection with the Grant Agreement and the Gates Investment, on May 4, 2017, the Company and the Gates Foundation entered into a Letter Agreement (the “Letter Agreement”), pursuant to which the Company agreed to use the proceeds from the Gates Investment and Advance Funds only to, among other things, conduct mutually agreed upon work, including the scale up of the Company’s platform technology to launch a product intended to prevent neonatal sepsis (the “NSP”). Pursuant to the Letter Agreement, the Company agreed to make the NSP available and accessible in certain developing countries and to grant the Gates Foundation a non-exclusive license to commercialize selected drug candidates in specified developing countries, which may only be exercised in the event of certain defaults as described in the Letter Agreement (the “Global Access”). The Global Access will continue in effect until the earlier of 25 years from the closing of the Gates Investment or 7 years following the termination of all funding provided by the Gates Foundation; provided, that the Global Access will continue for any products or services developed with funding provided by the Gates Foundation which continue to be developed or available in certain developing countries.

If the Company defaults in its obligation to conduct certain mutually-agreed upon work or use the proceeds from the Gates Investment as described in the Letter Agreement, or otherwise triggers certain other events of default as described in the Letter Agreement, subject to a cure period, the Gates Foundation will have the right to request that (a) the Company redeem, or facilitate the purchase by a third party of, the Shares then held by the Gates Foundation at a price per share equal to the greater of (i) the fair market value of the common stock (if the Shares are freely tradable, the closing price of the Company’s common stock on the trading day prior to the redemption or purchase, as applicable), or (ii) an amount equal to $24.55 plus a compounded annual return of 5% from the date of issuance of the Shares, or (b) if the Shares then held by the Gates Foundation are not freely tradeable, the Company register the resale of the Shares held by the Gates Foundation on an effective registration statement, subject to certain conditions and qualifications.

The foregoing is only a summary description of the terms of the Letter Agreement, does not purport to be complete and is qualified in its entirety by reference to the Letter Agreement, which will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Item 2.02. Results of Operations and Financial Condition.

On May 8, 2017, the Company issued a press release announcing its financial results for the first quarter ended March 31, 2017. The press release is attached hereto as Exhibit 99.1.

The information in this Item 2.02 of this Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), or incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 3.02  Unregistered Sales of Equity Securities.

The information contained in the second paragraph of Item 1.01 above is incorporated herein by reference.

The Shares are being issued in a private placement pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act.

Item 9.01  Financial Statements and Exhibits

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2017	ACHAOGEN, INC.
	By:	/s/ Tobin Schilke
Tobin Schilke
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release